Investor and Media Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

CNS Response Provides Update Regarding Former CEO
Annual Meeting of Stockholders to be Held September 29, 2009

Costa Mesa, CA – August 10, 2009 – CNS Response, Inc. (OTCBB: CNSO), (the “Company”) is issuing this press release to provide its stockholders with further updates regarding Len Brandt, the Company’s former CEO, and his repeated attempts to hold a special meeting of CNS stockholders.

According to CNS Response CEO George Carpenter, Brandt has recently sent out another mailing to CNS stockholders announcing his attempt to call yet another special meeting – this time on August 17, 2009.  This is the sixth time he has tried to call a meeting since June.  His June 30 meeting never occurred and then again on July 3 (a holiday), July 12 (a Sunday), July 21 and July 30 he tried to call meetings to order and adjourn them each time because no quorum was present.

“This is an expensive waste of shareholder time and money,” commented Carpenter.  “Mr. Brandt knows that we already have an annual meeting scheduled for September 29. He doesn’t have SEC-filed proxy materials to deliver to stockholders and shouldn’t be trying to get anyone’s proxy for his purported meeting.  This just seems like part of his ongoing effort to disrupt the Company.”

The Company believes that Brandt’s most recent actions are further evidence of his plans to pursue his personal agenda while disenfranchising other CNS stockholders.  By continuing his attempts to hold his purported meeting when he knows the Company has scheduled an annual meeting in September to cover the same issue – the election of directors -- and when he knows that the Company’s bylaws prohibit him from calling a special meeting to elect directors, the Company believes Brandt continues to show his lack of interest in ensuring that the views of all CNS stockholders are represented.

Carpenter commented, “His latest SEC filings are of particular concern as they continue to contain material misstatements of fact with respect to his own shareholdings, his proxies in hand, and his lack of fiduciary conduct as a Board member.   For example, he claims to have had ‘numerous discussions with potential investors’ about investing in CNS, but has never shared that information with the Company. Since he knows we are actively engaged in financing efforts, his withholding of information from his fellow Board members can only hurt CNS stockholders.   And now he’s told the SEC that he wants to use proxies for ‘any meeting’ of our stockholders.   As he was unable to line up financing in over a year and ran the company into near-insolvency, I’m not sure how stockholders would benefit by giving him a blank check now.”

The Company wishes to again make clear to its stockholders that any communications from Brandt or others working with him do not come from or reflect the opinions or views of the Company, are not communications from the Company or the Board of Directors and have not been authorized by or consented to by them.

Additional Information and Where to Find It
This release may be deemed to be solicitation material in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders and/or the purported special meeting called by Mr. Len Brandt. The Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with that meeting. SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s Web site at www.sec.gov or from the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.

Participants in Solicitation
CNS and its directors (other than Leonard J. Brandt) and executive officer (George Carpenter, who also serves as a director) may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders and/or the purported special meeting called by Mr. Len Brandt.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in CNS’s Form 10-K and Form 10-K/A filings with the SEC on January 13, 2009 and January 28, 2009, respectively.  To the extent holdings of CNS securities have changed since the amounts reflected in those filings, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed by those persons with the SEC. Additional information regarding the interests of these persons in these  matters will be included in its definitive proxy statement.

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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